Exhibit 10.17

REAL ESTATE PURCHASE AND SALE CONTRACT

by and between

NATIONAL RETAIL PROPERTIES, LP,

a Delaware limited partnership, or assigns,

as BUYER

and

STRIPES LLC,

a Texas limited liability company, as SELLER

Premises: Thirteen (13) Properties as described in Exhibit A

TABLE OF CONTENTS

1.	Definitions.	1

2.	Purchase and Sale of Properties.	3

3.	Purchase Price for Properties and Independent Contract Consideration.	3

4.	Closing Date.	4

5.	Conditions to Buyer’s Obligation to Close.	4

6.	Deliveries at Closing.	5

7.	Closing and Other Costs, Adjustments and Prorations.	7

8.	Inspections.	7

9.	Title to Premises; State of Title to be Conveyed.	7

10.	Escrow Agent.	7

11.	Representations and Warranties.	8

12.	Covenants of Seller Pending Closing.	9

13.	Eminent Domain.	9

14.	Casualty.	9

15.	Changes in the Environmental Condition of any of the Properties.	9

16.	Remedies Upon Default.	9

17.	Notices.	10

18.	Brokerage Commissions.	10

19.	Miscellaneous Provisions.	11

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Attachments:

Exhibit A -	Description of the Respective Premises and Allocations

Exhibit B -	Permitted Exceptions

Exhibit C -	Form of Lease

Exhibit D -	Reserved

Exhibit E -	Form of Special Warranty Deed

Exhibit F -	Form of Guaranty

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REAL ESTATE PURCHASE AND SALE CONTRACT

THIS REAL ESTATE PURCHASE AND SALE CONTRACT (this “Agreement”) made and entered into as of the Effective Date set forth herein, by and between STRIPES LLC, a Texas limited liability company with a mailing address at P.O. Box 9036, Corpus Christi, Texas 78469 or its permitted assignee, TOWN & COUNTRY FOOD STORES, INC., a Texas corporation with a mailing address at 3515 S. Bryant Boulevard, San Angelo, Texas 76903 (individually or collectively as the context may require, “Seller”), and NATIONAL RETAIL PROPERTIES, LP, a Delaware limited partnership, or its assigns, having a mailing address at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 (“Buyer”);

W I T N E S S E T H:

WHEREAS, Seller is the fee simple owner of and is willing to sell thirteen (13) separate premises of real property located in the Cities and State(s) listed on Exhibit A attached hereto and by reference incorporated herein, and Buyer is willing to purchase such real property from Seller, upon the terms and conditions hereinafter set forth; and

WHEREAS, Seller intends to lease back from Buyer all of the Premises sold to Buyer pursuant to this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a) “Closing” shall mean the consummation of the purchase and sale of all of the Premises (as defined below) in accordance with the terms of this Agreement. “Closing Date” shall mean the date on which the Closing actually occurs.

(b) “Due Diligence Materials” shall mean any environmental reports, surveys, Policies or Title Commitments, zoning and setback information, property condition reports or investigations and any other reports or investigations obtained or conducted by Buyer, or delivered by Seller with respect to the Properties.

(c) Intentionally omitted.

(d) “Effective Date” of this Agreement shall mean that date upon which the last of the Buyer and Seller has executed this Agreement.

(e) “Escrow Agent” shall mean LandAmerica Commercial Services by and through its National Division, whose address is set forth in Section 17 below.

(f) “Guarantor” shall mean Susser Holdings Corporation, a Delaware corporation and Stripes LLC, a Texas limited liability company.

(g) “Guaranty” shall mean that certain Guaranty of Lease to be entered into for each of the respective Premises in the form attached as Exhibit F.

(h) “Hazardous Materials” shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the “Hazardous Materials Laws”) including, but not limited to, those materials or substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “pollutants” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which each of the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. “Petroleum” for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

(i) “Improvements” shall mean the building(s) on each of the Premises and other related improvements to be occupied by Tenant pursuant to the terms of the respective Lease, and all appurtenances thereto, including but not limited to all pavement, accessways, curb cuts, parking, drainage systems and facilities, landscaping, and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone and natural gas, if applicable or required by the Lease, to the extent the same form a part of the Premises, including: (i) canopies on the pump islands, if any, (ii) the car wash, if any, and (iii) the underground petroleum storage tanks and pipelines, if any, located on or under the Premises.

(j) Intentionally omitted.

(k) “Inspection Period” shall mean that period of time starting on the Effective Date of this Agreement and terminating ten (10) days following the date upon which Buyer has received and reviewed the last of the following items: (1) copies of the documents and materials regarding each of the respective Premises which Seller is required to furnish to Buyer pursuant to Section 5(a) of this Agreement; and (2) those due diligence items listed in Section 5(b)(ii) and (iii) of this Agreement.

(l) “Lease” shall mean the respective Lease Agreement to be entered into for each of the respective Premises between Buyer, as Landlord, and Seller as Tenant, as lessee in the form attached hereto as Exhibit C and including the following terms: initial term of twenty (20) years with five (5) five-year options to renew; initial annual rent of eight and one/half percent (8.5%) of the allocated Purchase Price; with a rent increase in year 6 equal to the lesser of CPI or ten percent (10%) and with a rent increase beginning in year 11 and every five (5) years thereafter including any option periods equal to the lesser of CPI or seven and one-half percent (7.5%); cross-default provision if any of the Leases entered into pursuant to this Agreement are in default, landlord, at its option, can provide notice that all other Leases are in default.

(m) “Permitted Exceptions” shall mean those items described on Exhibit B attached hereto and those items agreed to by Buyer and Seller during its Inspection Period with respect to title for each of the Premises.

(n) “Planned Merger and Planned Merger Date” shall have the meanings set forth in Section 5(c).

(o) “Premises” shall mean, individually or collectively, each of the thirteen (13) separate parcels of real property being more particularly described on Exhibit A attached hereto and by reference incorporated herein, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller’s rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith. “Properties” shall collectively mean all of the thirteen (13) Premises to be sold pursuant to this Agreement.

(p) “Purchase Price” shall mean the total purchase price of all of the Properties which is $51,502,767.00, which purchase price is comprised of the individual purchase prices as set forth on Exhibit A.

(q) “Survey” shall mean either a new ALTA as built survey of the Premises ordered by the Buyer or a prior ALTA as built survey which otherwise meets the requirements as set forth in Section 5(b)(ii) hereof.

(r) “Tenant” shall mean TOWN & COUNTRY FOOD STORES, INC., a Texas corporation.

(s) “Title Company” shall mean LandAmerica Commercial Services by and through its National Division Office, which shall issue the owner’s policy of title insurance required hereunder.

2. Purchase and Sale of Properties. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Properties to Buyer, and Buyer hereby agrees to purchase the Properties from Seller.

3. Purchase Price for Properties and Independent Contract Consideration. The Purchase Price for the Properties shall be payable in the following manner:

(a) Balance of Purchase Price. The balance of the Purchase Price, less any apportionments set forth in Section 7 hereof shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Seller shall direct.

(b) Independent Contract Consideration. On the date of this Agreement, Buyer has delivered to Seller the amount of ONE HUNDRED AND 00/100 DOLLARS ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for the Inspection Period given to Buyer hereunder, and as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is non refundable in all events.

4. Closing Date. The Closing shall take place on a date mutually acceptable to Buyer and Seller, but in no event later than fifteen (15) days after the expiration of the Inspection Period.

5. Conditions to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Properties on the Closing Date is subject to the satisfaction of the following contingencies and conditions in the manner and within the time limits herein specified:

(a) Within 3 days after the Effective Date of this Agreement, delivery by Seller to Buyer of copies of any Due Diligence Materials in the possession or control of the Seller.

(b) Within the Inspection Period:

(i) The terms of this Agreement and Buyer’s obligations hereunder shall have been approved by the Real Estate Investment Committee of Buyer.

(ii) Buyer shall have obtained, reviewed and approved (x) a Commitment from the Title Company for an owner’s title insurance policy (ALTA form 1992 or 2006, if available) with respect to each of the Premises, naming Buyer as the Proposed Insured in the amount of the Purchase Price applicable to that Premises (the “Title Commitment”), and (y) an ALTA as-built survey of each Premises in a form acceptable to Buyer.

(iii) Buyer shall have obtained reviewed and approved, a current Phase I Environmental Assessment of the Properties, dated within three (3) months of the Effective Date, certified to Buyer and its successors and assigns and stating whether there is any evidence of Hazardous Materials contamination on or affecting any of the Properties (and “Environmental Assessment”). The Environmental Assessment shall meet the then current protocols established by the American Society for Testing and Materials (ASTM guidelines published as Standard Practice for Environmental Site Assessments; Phase I Environmental Assessment Process (E 1527-05)) and shall also meet Buyer’s current Environmental Site Assessment Requirements.

(iv) Buyer shall have reviewed and approved, in its sole and absolute discretion, the condition of the Properties and the Improvements located thereon.

(c) This Agreement is subject to and will close if, and only if, the Agreement and Plan of Merger dated September 20, 2007 among Susser Holdings Corporation, TCFS Acquisition Corporation, TCFS Holdings, Inc. and David Lloyd Norris, as the Shareholder Representative and Devin Lee Bates, James Randall Brooks, Wylie Alvin New and David Lloyd Norris is closing (“Planned Merger”). The “Planned Merger Date” shall be November 13, 2007. Under the Planned Merger, Tenant will survive and become an indirect subsidiary of Stripes LLC. In the event the Planned Merger is not closed, this Agreement shall terminate and shall be null and void, except that Seller shall be responsible for and shall pay Buyer for all costs as set forth in Section 16(b).

In the event that Buyer does not terminate this Agreement prior to the expiration of the Inspection Period, Buyer shall be deemed to have approved all of the matters to be reviewed and approved by Buyer pursuant to Sections 5(a) and 5(b) above.

If the foregoing contingencies set forth in this Section 5(a) or 5(b) are not satisfied within the respective time periods set forth above, then in addition to any rights afforded by Section 16 of this Agreement, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof to Seller and Escrow Agent in accordance with and subject to the provisions of Section 17 below.

6. Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below:

(a) Seller shall deliver to Buyer:

(i) An appropriate “Seller’s Affidavit” or other reasonably acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenant) and other encumbrances arising under Seller (other than the Permitted Exceptions) naming both Buyer and Title Company as benefited parties, so as to enable Title Company to delete the “standard” exceptions for such matters from Buyer’s owner’s policy of title insurance for each of the respective Premises and otherwise insure any “gap” period occurring between the Closing and the recordation of the closing documents.

(ii) A duly executed Special Warranty Deed with respect to each of the Premises, subject to no exceptions other than the Permitted Exceptions, in substantially the form attached as Exhibit E, and otherwise as approved by the Title Company and revised as needed to conform to the requirements of state law for the state in which each of the Premises are located.

(iii) Two executed duplicate originals of the Lease and a recordable Lease Memorandum for each Premises.

(iv) One original of the Guaranty.

(v) Duly executed counterparts of the closing statement.

(vi) An appropriate FIRPTA Affidavit or Certificate by Seller, evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended.

(vii) All certificates of insurance, insuring Buyer as the owner of each of the Premises, which are required by the Lease for such Premises to be furnished by the Tenant to the landlord.

(viii) The representations and warranties of Seller set forth in Section 11 hereof shall be true, correct and complete in all material respects on and as of the Closing Date.

(ix) The financial condition of Tenant, Guarantor and Seller shall not have deteriorated at any time during the term of this Agreement, and in any event none of those parties shall file or have filed against it a petition seeking relief under the bankruptcy or other similar laws of the United States or any state thereof.

(x) Buyer shall have received the Title Commitment for each of the Premises “marked-up” and effectively dated as of the Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer an original owner’s policy of title insurance for all of the Properties in the amount of the aggregate Purchase Price subject only to the Permitted Exceptions. In the event there is more than one Buyer, one policy will be issued for all Properties purchased by that Buyer and the insured amount shall be the aggregate Purchase Price of only those Properties.

(xi) An appropriate “No Change” affidavit and any other documents required by the Title company to delete the standard survey exceptions noted on the Title Commitment.

(xii) Copies of any current leases that affect any of the Premises.

(xiii) Evidence of authority for the individual signing on behalf of Tenant and any other corporate documents reasonably requested by Buyer and/or Title Company.

(xiv) Two executed duplicate originals of an assignment of Seller’s interest, rights and obligations of this Agreement from Stripes LLC to Town & Country Food Stores, Inc., in a form reasonably acceptable to Buyer.

(xv) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement.

(b) Buyer shall deliver to Seller or Tenant, as applicable:

(i) The Purchase Price, less all the deductions, prorations, and credits provided for herein.

(ii) Two executed duplicate originals of the Lease and a recordable Lease Memorandum for each Premises.

(iii) Duly executed counterparts of the closing statement.

(iv) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement.

7. Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

(a) The Seller shall be responsible for payment of the following items at the Closing: (i) all recording charges for the deed for each of the Premises; (ii) costs of removing any lien, assessment or encumbrance (but only if such lien, assessment or encumbrance is agreed to be removed by Seller during the Inspection Period, in its sole and absolute discretion); (iii) the cost of the owner’s policy of title insurance (for any Buyer entity, a single Texas policy for all of the Texas properties acquired by that Buyer entity), including any additional premiums to delete the “standard” exceptions for parties in possession, matters of survey and construction lien claims); (iv) legal fees and expenses of Seller; and (v) the cost of the Surveys. Notwithstanding the provisions of this Section 7(a)(iii), if there is more than one Buyer and more than one policy is issued, Seller’s maximum cost for the owner’s policies and additional premiums shall be limited to the equivalent cost if only one policy was issued.

(b) The Buyer shall be responsible for payment of the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Buyer’s counsel, and (ii) the cost of obtaining new environmental assessments, building condition reports and zoning reports, and (iii) any additional endorsements to the Title Policy(ies) requested by Buyer.

(c) To the extent any taxes, insurance premiums, common area maintenance costs or other charges related to any of the Premises are not paid by the Tenant under the Lease, Seller shall be responsible for the same. The provisions of this subsection shall survive the Closing.

8. Inspections. Buyer through its agents, employees and independent contractors shall have the right from time to time during the Inspection Period and continuing through the Closing Date, upon reasonable prior notice to Seller, to enter each of the respective Premises during normal business hours for the purpose of inspecting the same and performing environmental and other tests thereon provided, however, in no event shall Buyer conduct any Phase II environmental survey or perform any invasive testing on any of the Properties without the prior written consent of Seller, which may be withheld in Seller’s sole and absolute discretion. Buyer shall indemnify and hold harmless Seller from and against any claims, losses, damages and costs arising out of any inspection of and testing at any of the Premises by Buyer, its agents and representatives. Buyer shall not, and shall not permit its agents or representatives to, disrupt Seller’s or Tenant’s activities at any of the Premises.

9. Title to Premises; State of Title to be Conveyed. At the Closing, Seller shall convey fee simple title to each of the Premises to Buyer pursuant to a special warranty deed, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matter consented to in writing by Buyer pursuant to Section 12(a) hereof.

10. Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The duties of the Escrow Agent are only as herein specifically provided,

and Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

11. Representations and Warranties. In order to induce Buyer to enter into this Agreement and purchase the Properties, Seller makes the following representations and warranties:

(a) Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby.

(b) Seller does not have actual knowledge of any pending or threatened litigation or other proceeding affecting the title to or the use or operation of any of the Premises in any material respect.

(c) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

(d) To Seller’s knowledge, there are no federal, state, county or municipal plans to materially restrict or change access from any highway or road to any of the Premises.

(e) Each of the Premises is or will be, a separate parcel for real estate tax assessment purposes.

(f) To Seller’s knowledge, no Hazardous Materials are, or have been, stored, treated, disposed of or incorporated into, on or around any of the Premises, except in material compliance with applicable statutes, ordinances or regulations; each of the Premises are, to Seller’s knowledge, in material compliance with all applicable environmental, health and safety requirements; to Seller’s knowledge, any business currently or heretofore operated on the pertinent Premises has disposed of its waste in material compliance with all applicable statutes, ordinances and regulations; and to Seller’s knowledge, Seller has no written notice of any pending or, threatened action or proceeding arising out of the condition of any of the Premises or any alleged violation of environmental, health or safety statutes, ordinances or regulations.

(g) Seller specifically acknowledges and understands that where Seller knows of any fact(s) materially affecting the value or desirability of any of the Properties, whether said fact(s) is/are readily observable or not, Seller hereby assumes and accepts a duty to disclose said fact(s) to Buyer. Seller warrants that, other than as may be disclosed in the foregoing representations and warranties, Seller has no knowledge of any other fact(s) materially affecting the value or desirability of the Properties whether or not said fact(s) is/are readily observable.

In order to induce Seller to enter into this Agreement and purchase the Properties, Buyer makes the following representations and warranties:

(a) Buyer has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby.

(b) Buyer has sufficient liquidity to consummate the purchase of the Premises contemplated hereby and its ability to close is not subject to obtaining any financing.

All of the representations, warranties and agreements of Seller and Buyer set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement and as of the Closing Date and shall survive the Closing Date for a period of one year.

12. Covenants of Seller Pending Closing. Between the date hereof and the Closing Date: Seller shall not, other than in the ordinary course of business, (i) enter into any contracts for services or otherwise that may be binding upon the Buyer subsequent to Closing, (ii) grant any easements or licenses affecting any of the Premises in any material respect, or (iii) take any legal action in connection with any of the Premises which will affect Buyer’s title to the same. Seller shall not enter into any new leases of space in any of the Premises that are not subordinate to this transaction, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

13. Eminent Domain. If prior to the date of the Closing, Seller has actual knowledge of or receives written notice of any pending or threatened action, suit or proceeding to condemn or take all or any part of any of the Premises under the power of eminent domain, then Seller shall promptly give notice thereof to Buyer. In such event, at Buyer’s option, Buyer may terminate this Agreement, as to that Premises. If Buyer elects not to terminate this Agreement as to such Premises, Buyer shall be entitled to all condemnation proceeds due landlord under the lease.

14. Casualty. If prior to the date of the Closing any of the Properties or any portion thereof, shall be materially damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall promptly give notice thereof to Buyer. In such event, the Buyer, at its option, may terminate this Agreement, as to that Premises. If Buyer elects not to terminate this Agreement as to such Premises, Buyer shall be entitled to all insurance proceeds and a credit in the amount of any deductible.

15. Changes in the Environmental Condition of any of the Properties. If prior to the date of Closing the environmental condition of any of the Properties materially and adversely changes from said condition as of the Effective Date of this Agreement, said Premises shall be considered an unacceptable Premises. In such event, at Buyer’s option, Buyer may terminate this Agreement, as to that Premises.

16. Remedies Upon Default.

(a) In the event Buyer defaults under any of the terms of this Agreement on or prior to the Closing Date then Seller’s sole remedy shall be to terminate this Agreement.

(b) In the event Seller defaults under any of the terms of this Agreement on or prior to the Closing Date or in the event that the Planned Merger is not closed, then Buyer’s sole remedy shall be to recover from Seller the actual out-of-pocket costs paid to third parties in connection with Buyer’s due diligence of the Properties (inclusive of attorney’s fees) and terminate this Agreement. This Section shall survive termination of this Agreement.

17. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, (ii) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next business day after being deposited with a recognized overnight mail or courier delivery service, or (iv) when transmitted by facsimile or telecopy transmission, with receipt acknowledge upon transmission; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

If to Seller:	Stripes LLC
P.O. Box 9036
Corpus Christi, Texas 78469
Attention: Mr. Sam L. Susser
Fax: (361) 880-8149

with a copy to:	Mr. E. V. Bonner, Jr.
General Counsel
Stripes LLC
P.O. Box 9036 (Mailing Address)
Corpus Christi, Texas 78469
Fax: (361) 693-3725

4433 Baldwin Boulevard (Physical Address)
Corpus Christi, Texas 78408

If to Buyer:	National Retail Properties, LP
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Attention: Christopher P. Tessitore, General Counsel
Fax: (321) 206-2138

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 South Orange Avenue
Suite 250
Orlando, FL 32801
Attn: Meredith E. Level, Esq.
Facsimile: (407) 843-4444

To Escrow Agent:	LandAmerica Commercial Services
7557 Rambler Road
Suite 1200
Dallas, TX 75231
Attn: Jennifer Flynn-Maxwell
Facsimile: (214) 346-7131

18. Brokerage Commissions. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Seller and Buyer and/or the purchase and sale of the Properties. In the event of a breach of the foregoing warranties, the breaching party agrees to save, defend, indemnify and hold harmless the non breaching party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys’ fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.

19. Miscellaneous Provisions.

(a) Assignment; Binding Effect. Provided Buyer shall remain fully liable hereunder, Buyer may assign all or a part of its rights and obligations hereunder, without the written consent of Seller, to any of the following: (i) any subsidiary or affiliate of Buyer, including but not limited to NNN Retail Properties Fund I, LLC (or its subsidiaries or affiliates), and (ii) any exchange accommodator titleholder used in connection with performing a tax deferred exchange under Section 1031 of the United States Internal Revenue Code. Seller shall not have the right to assign its rights and obligations hereunder except to Town & Country Food Stores, Inc., as set forth herein. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

(b) Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

(c) Entire Agreement; Recording. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Properties, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. Neither this Agreement nor any Memorandum thereof shall be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement.

(d) Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

(e) Cooperation. Buyer and Seller shall cooperate fully with each other to carry out effectively the purchase and sale of the Properties in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

(f) Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State of Texas.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

(h) Attorneys’ Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys’ fees. As used herein, the “prevailing party” shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

(i) Certain References. As used in this Agreement, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(j) Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a “calendar” day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday, legal holiday or day the banks are closed, in the State of Texas or Florida, the time therefor shall be extended to the next business day.

(k) Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

(l) Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(m) Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

(n) Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer.

(o) Tax Deferred Exchange. Seller and Buyer agree to cooperate with each other in effecting for the benefit of either party a delayed like-kind exchange of real property pursuant to Section 1031 of the United States Internal Revenue Code and similar provisions of applicable state law; provided that (i) neither party shall be obligated to delay the closing hereunder and (ii) neither party shall be obligated to execute any note, contract, deed or other document not otherwise expressly provided for in this Agreement providing for any personal liability, nor shall either party be obligated to take title to any property other than the Properties as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party. Each party shall indemnify and hold the other harmless against any liability which arises or is claimed to have arisen on account of any exchange proceeding which is initiated on behalf of the indemnifying party.

(p) Confidentiality. Buyer and Seller hereby agree that from the date of this Agreement until the Closing Date the terms and conditions of this Agreement shall be kept confidential and no terms or conditions of this Agreement shall be disclosed, except as otherwise allowed for in this subsection. Notwithstanding the foregoing, Buyer and Seller may disclose the terms of this Agreement on the following terms and conditions:

After the Effective Date, the terms of the Agreement and any information (written or oral), financial statements, analysis, compilations, studies or other documentation provided by or on behalf of either party to the other with respect to the Agreement and the Properties (the “Confidential Information”) is confidential information intended solely for Seller’s and Buyer’s own limited use in connection with the acquisition of the Premises. Buyer and Seller each covenant to the other that it, its agents and representatives will not, without the consent of the other, disclose to any other person or entity, by any means whatsoever, the terms or existence of the Agreement or the Confidential Information. Notwithstanding the foregoing, Buyer and Seller may disclose the terms of the Agreement and the Confidential Information without the other’s consent (i) to the extent required by law or legal process, including the securities laws, rules and regulations of the United States, (ii) to such of their agents, attorneys, accountants, current and prospective lenders, and other third party consultants, to private and governmental auditors and regulators, and to bond rating agencies, securities underwriters and analysts as the disclosing party may deem necessary or advisable, (iii) to the extent the other commits any fraud or makes any misrepresentations with respect to the Agreement or the Confidential Information, or (iv) to the extent the Confidential Information is generally available to the public. Prior to making any disclosure of Confidential Information to the markets pursuant to SEC 8K requirements or in other SEC filings, the disclosing party will notify the other party to this Agreement of the requirement of said disclosure, the contents of said disclosure and shall give the other party a reasonable opportunity to comment on such disclosure prior to the disclosure thereof. Should the parties Close on the Premises, hereunder, the obligations of this Subsection shall terminate at the time of said Closing.

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IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the date first above written.

BUYER:

NATIONAL RETAIL PROPERTIES, LP,
a Delaware limited partnership

BY:	NNN GP Corp., a Delaware corporation, as general partner

By:	/s/ Christopher P. Tessitore
Name:	Christopher P. Tessitore
Title:	Executive Vice President
Date:	10-26-2007

SELLER:

STRIPES LLC, a Texas limited liability company

By:	/s/ E.V. Bonner, Jr.
Name:	E.V. Bonner, Jr.
Title:	Executive Vice President
Date:	10/26/2007

ESCROW AGENT:

LANDAMERICA COMMERCIAL SERVICES

By:	/s/ Jennifer Flynn Maxwell
Name:	Jennifer Flynn Maxwell
Title:	Authorized Officer
Date:	10-26-2007

EXHIBIT A

DESCRIPTION OF THE RESPECTIVE PREMISES AND ALLOCATIONS

STORE NO.#	ADDRESS	CITY	COUNTY	STATE	ZIP	ALLOCATION
82	2203 S. Stockton	Monahans	Ward	TX	79756	$7,547,260.50
101	2013 South Bridge	Brady	McCulloch	TX	76825	$2,249,949.00
104	4020 Kermit Hwy	Odessa	Ector	TX	79764	$7,502,178.15
105	1350 S County Rd West	Odessa	Ector	TX	79763	$2,880,504.20
119	3925 S. Bryant Blvd	San Angelo	Tom Green	TX	76903	$3,903,542.86
207	4508 N. Big Spring	Midland	Val Verde	TX	78840	$6,471,885.71
210	2200 Spur 239	Del Rio	Kerr	TX	78028	$2,313,673.95
216	700 Junction Highway	Kerrville	Ector	TX	79762	$2,247,005.04
233	5201 E. 42Nd	Odessa	Midland Brown	TX	79703	$5,166,594.96
242	5407 Thomason	Midland	Tom Green	TX	78601	$5,750,198.32
247	4317 Andrews Hwy	Midland	Martin	TX	76901	$6,399,072.27
253	601 W. Commerce	Brownwood	Midland	TX	79701	$2,117,055.46

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EXHIBIT B

PERMITTED EXCEPTIONS

1.	Ad valorem real property taxes and assessments for the year of Closing and thereafter, and water, sewer and other assessments, if any, so long as the foregoing are not yet due and payable, or are being contested.

2.	Rights of the Tenant under the Lease.

3.	Those matters which Buyer and Seller agree to in writing during the Inspection Period, in their sole and absolute discretion provided Seller shall have no obligation to cause the removal of any item from Buyer’s title unless and except Seller so agrees to said removal during the Inspection Period.

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EXHIBIT C

FORM OF LEASE

C-1

EXHIBIT D

RESERVED

D-1

EXHIBIT E

SPECIAL WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS:

THAT TOWN & COUNTRY FOOD STORES, INC., a Texas corporation whose mailing address is 3515 S. Bryant Boulevard, San Angelo, Texas 76903, hereinafter referred to as Grantor, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) cash, and other good and valuable consideration to Grantor in hand paid by NATIONAL RETAIL PROPERTIES, LP, a Delaware limited partnership, whose mailing address is 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, hereinafter referred to as Grantee, has GRANTED, SOLD and CONVEYED, and by these presents does GRANT, SELL and CONVEY unto the said Grantee all that certain lot, tract, or parcel of land situated in                      County, Texas, more particularly described on Exhibit A attached hereto;

TOGETHER WITH all of the improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, including the building(s) on the real property and other related improvements including canopies on the pump islands, the car wash, if any, and the underground petroleum storage tanks and related pipelines located on or under the real property, and all of Grantor’s right, title and interest in and to (i) any and all property lying in a bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Grantor in connection therewith (the land and all of the foregoing being hereinafter referred to as the “Property”);

PROVIDED, HOWEVER, that this conveyance is made and accepted subject to those matters described on Exhibit B attached hereto and made a part hereof by this reference for all purposes;

TO HAVE AND TO HOLD the Property, subject to the exceptions and reservation hereinafter stated, together with all and singular the rights and appurtenances thereto in any manner belonging to Grantor, unto the said Grantee, Grantee’s successors and assigns forever, and Grantor does hereby bind itself and its successors to Warrant and Forever Defend all and singular the Property, subject to the exceptions and reservations on Exhibit B attached hereto, unto the said Grantee, Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise.

[Signatures Begin on Next Page]

E-1

EXECUTED this          day of             , 2007.

Signed, sealed and delivered in the presence of:	TOWN & COUNTRY FOOD STORES, INC., a Texas corporation

By:
Name:	Name:
Title:

Name:

STATE OF TEXAS

COUNTY OF

Before me                     , on this day personally appeared                     , known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be the                      of TOWN & COUNTRY FOOD STORES, INC., a Texas corporation, and acknowledged to me that he/she executed said instrument for the purposes and consideration therein expressed, and as the act of said partnership. Given under my hand and seal of office this          day of             , 2007.

Notary Public, State of Texas
Printed Name:

Notary Commission No.:

My Commission Expires:

(NOTARY SEAL)

E-2

EXHIBIT F

FORM OF GUARANTY

FOR VALUE RECEIVED, and in consideration for, and as an inducement to NATIONAL RETAIL PROPERTIES, LP, a Delaware limited partnership, as “Landlord,” to enter into a certain Lease Agreement dated on or about the date hereof, with respect to a certain property located in *** County, Texas, more particularly described on Exhibit A, with STRIPES LLC, a Texas limited liability company, as “Tenant” (the “Lease”), SUSSER HOLDINGS CORPORATION, a Delaware corporation and STRIPES, LLC, a Texas limited liability company, collectively as “Guarantor,” absolutely, unconditionally and irrevocably guarantees to Landlord the full and prompt payment of all rent and all other charges to be paid by Tenant under the Lease and the full and timely performance and observance of all covenants, conditions, and agreements therein provided to be performed and observed by Tenant.

The validity of this Guaranty of Lease (this “Guaranty”) and the obligations of the Guarantor shall not be terminated, affected, or impaired by reason of (i) any forbearance, releases, settlements or compromises between Landlord and Tenant or any other guarantor, by reason of any waiver of or failure to enforce any of the rights and remedies reserved to Landlord in the Lease or otherwise; (ii) the invalidity, illegality or unenforceability of the Lease for any reason whatsoever; (iii) the relief or release of Tenant or any other guarantor from any of their obligations under the Lease by operation of law or otherwise, including, without limitation, the insolvency, bankruptcy, liquidation or dissolution of Tenant or any other guarantor or the rejection of or assignment of the Lease in connection with proceedings under the bankruptcy laws now in effect or hereafter enacted (other than any written release of Tenant or any release of Tenant pursuant to the express terms of the Lease in connection with a permitted assignment thereunder as provided hereinbelow); (iv) the release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral securing the Lease, except to the extent attributable to Landlord; or (v) any other act or omission of Landlord or Tenant which would otherwise constitute or create a legal or equitable defense in favor of Guarantor except to the extent that the same constitutes a defense to enforcement of the Lease against the Tenant thereunder.

Guarantor represents and warrants that it is the parent company of Tenant, and, as such, has a material economic interest in Tenant and that the execution of this Lease will be of direct benefit to it, whether or not it shall ever occupy any portion of the Premises (as defined in the Lease). This Guaranty will remain in full force and effect as to any renewal, modification, amendment, or extension of the Lease, any assignment or transfer by Landlord, any assignment, transfer or subletting by Tenant (unless Tenant is released from the Lease pursuant to the terms therein), any change in the status, composition, structure or name of Tenant or Guarantor, or any holdover by Tenant under the Lease, and as to any assignee of Tenant’s interest under the Lease (unless Tenant is released under the Lease pursuant to the terms thereof).

If Guarantor, directly or indirectly, advances any sums to Tenant, such sums and indebtedness will be subordinate in all respects to the amounts then and thereafter due and owing by Tenant under the Lease. Payment by Guarantor of any amount pursuant to this Guaranty shall not in any way entitle Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the rights or remedies Landlord may have against Tenant, unless and until all of the obligations then payable or performable by Tenant under the Lease have been performed, including particularly, but without limitation, payment of the full amount then due and owing to Landlord under the Lease and this Guaranty.

Wherever reference is made to the liability of Tenant in the Lease, such reference is deemed likewise to refer to Guarantor, jointly and severally, with Tenant. The liability of Guarantor for the obligations of the Lease shall be primary; in any rights of action which accrues to Landlord under the Lease, Landlord may proceed against Guarantor and/or Tenant, jointly or severally, and may proceed against Guarantor without having demanded performance of, commenced any action against, exhausted any remedy against, or obtained any judgment against Tenant. Notwithstanding the foregoing, Guarantor’s obligations are limited to the same extent that Tenant’s obligations are limited by Landlord’s duty to mitigate damages pursuant to the terms of the Lease. This is a guaranty of payment and not of collection, and Guarantor waives any obligation on the part of Landlord to enforce the terms of the Lease against Tenant as a condition to Landlord’s right to proceed against Guarantor.

Guarantor expressly waives: (i) notice of acceptance of this Guaranty and of presentment, demand and protest; (ii) notice of any default hereunder or under the Lease to Guarantor and of all indulgences; (iii) demand for observance, performances, or enforcement of any terms for provisions of this Guaranty or the Lease; and (iv) all other notices and demands otherwise required by law which Guarantor may lawfully waive. Guarantor agrees that if this Guaranty is enforced by suit or otherwise, Guarantor shall reimburse Landlord, upon demand, for all expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees and costs, whether received before, during, or after adjudication or an appeal.

Guarantor agrees that in the event that Tenant shall become insolvent or shall be adjudicated a bankrupt, or shall file a petition for reorganization, arrangement or other relief under any present or further provision of the Bankruptcy Reform Act of 1978, or if such a petition be filed by creditors of said Tenant, or if Tenant shall seek a judicial readjustment of the rights of its creditors under any present or future Federal or State law or if a receiver of all or part of its property and assets is appointed by any State or Federal court, no such proceeding or action taken therein shall modify, diminish or in any way affect the liability of Guarantor under this Guaranty and no “rejection” and/or “termination” of the Lease in any of the proceedings referred to in this paragraph shall be effective to release and/or terminate the continuing liability of Guarantor to Landlord under this Guaranty with respect to the Lease.

Guarantor further agrees that, to the extent Tenant or Guarantor makes a payment or payments to Landlord under the Lease or this Guaranty, which payment or payments or any part thereof are substantially invalidated, declared to be fraudulent or preferential, set aside and /or required to be repaid to the Tenant or Guarantor or their respective estate, trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, this Guaranty and the advances or part thereof which have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

Guarantor hereby waives, to the maximum extent permitted by law, all defenses available to a surety, whether or not the waiver is specifically enumerated in this Guaranty.

All of the terms and provisions of this Guaranty shall inure to the benefit of the successors and assigns of Landlord and are binding upon the respective successors and assigns of Guarantor.

Within seven (7) days after written request therefor from Landlord, Guarantor shall deliver to Landlord, or its designee, an estoppel letter from Guarantor ratifying and confirming Guarantor’s obligations under this Guaranty.

A determination that any provision of this Guaranty is unenforceable or invalid will not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Guaranty to any person or circumstances is illegal or unenforceable will not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

No modification or amendment of this Guaranty will be effective unless executed by Guarantor and consented to by Landlord in writing, and no cancellation of this Guaranty will be valid unless executed by Landlord in writing.

If Tenant’s obligations are void or voidable due to illegal or unauthorized acts by Tenant in the execution of the Lease, Guarantor shall nevertheless be liable hereunder to the same extent as it would have been if the obligations of the Tenant had been enforceable against the Tenant.

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This Guaranty is governed exclusively by its provisions, and by the laws of the State in which the Premises are located, as the same may from time to time exist.

EXECUTED as of the         day of             , 2007.

SUSSER HOLDINGS CORPORATION, a Delaware corporation

By:
Title:

STRIPES, LLC a Texas limited liability company

By:
Title:

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